Exhibit 10.2

EXECUTION COPY

AGREEMENT OF SUBLEASE

between

ABN AMRO HOLDING USA LLC

as Sublandlord

and

ACTINIUM PHARMACEUTICALS, INC.

as Subtenant

Premises: Entire 23rd Floor

100 Park Avenue

New York, New York 10017

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (this “Sublease”), made and entered into as of the __ day of April, 2022, by and between ABN AMRO HOLDING USA LLC, a Delaware limited liability company, having offices at 100 Park Avenue, New York, New York 10017 (“Sublandlord”), and ACTINIUM PHARMACEUTICALS, INC., a Delaware corporation, having offices at 275 Madison Avenue, New York, New York 10016 (“Subtenant”).

W I T N E S S E T H:

WHEREAS, SLG 100 Park LLC, (“Landlord”) leased to Sublandlord’s predecessor-in interest certain premises (the “Original Premises”) at 100 Park Avenue, New York, New York 10017 (the “Building”), pursuant to a certain Lease Agreement (the “Original Lease”) dated as of July 10, 2009, as amended by a certain First Lease Modification and Additional Space Agreement (the “First Amendment”) dated as of March 1, 2011, a certain Second Lease Modification and Additional Space Agreement (the “Second Amendment”) dated as of January 31, 2014 and a certain Third Lease Modification and Additional Space Agreement (the “Third Amendment”) dated as of March 31, 2017, (the Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter referred to as the “Lease” and the premises currently leased by Sublandlord pursuant to the Lease are hereinafter referred to as the “Premises”); and

WHEREAS, Subtenant desires to sublease the entire 23rd floor portion of the Premises (the “Subleased Premises”) consisting of approximately 10,889 rentable square feet, as more particularly described in “Exhibit A” which is attached to this Sublease as an integral part hereof, from Sublandlord, and Sublandlord is willing to sublease the Subleased Premises to Subtenant, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations herein contained, the parties hereby agree as follows:

1. Subleased Premises. Sublandlord hereby subleases the Subleased Premises to Subtenant, and Subtenant hereby hires the Subleased Premises from Sublandlord, upon and subject to the terms and conditions set forth herein.

2. Term of Sublease. The term of this Sublease (the “Term”) shall commence on the later of (a) the date upon which a written consent to this Sublease is issued by Landlord following the signing of this Sublease by Sublandlord and Subtenant and (b) June 1, 2022 (the “Commencement Date”), and shall terminate on July 30, 2027 (the “Expiration Date”), unless sooner terminated as provided herein. Sublandlord shall deliver vacant possession of the Subleased Premises to Subtenant in their “as is” condition and broom clean on the Commencement Date, and Subtenant shall accept such possession.

3. Fixed Rent.

(a) Subject to the increases stipulated in Paragraph 4(b) below, during the term of this Sublease, Subtenant shall pay Sublandlord fixed rent (“Fixed Rent”) for the Subleased Premises in the amount of Five Hundred Ninety Eight Thousand Eight Hundred Ninety Five and 00/100 Dollars ($598,895.00) per annum, payable in advance in equal monthly installments of Forty Nine Thousand Nine Hundred Seven and 92/100 Dollars ($49,907.92) on or before the first day of each month.

(b) Notwithstanding anything to the contrary in the foregoing, Subtenant shall pay the first monthly installment of Fixed Rent upon the signing of this Sublease by Subtenant.

(c) The Fixed Rent for any portion of a calendar month falling within the Term shall be prorated.

(d) Fixed Rent and all other amounts payable by Subtenant to Sublandlord under this Sublease (such other amounts are herein called “Additional Rent”) shall be paid promptly when due, without notice or demand therefor, without deduction, abatement, counterclaim, or setoff of any kind for any reason whatsoever.

(e) Fixed Rent and Additional Rent shall be paid in U.S. Dollars and by wire transfer or ACH to such account of Sublandlord as Sublandlord may from time to time designate by notice to Subtenant.

(f) Notwithstanding the foregoing, provided that Subtenant is not then in default under this Sublease, the Fixed Rent payable for the first five (5) months after the Commencement Date shall be abated at no cost or expense to Subtenant. If Subtenant during such five (5) month abatement period defaults (after a failure to cure following any applicable notice and cure period) under this Sublease, the rent abatement for the balance of such period shall be forfeited, and Subtenant shall pay to Sublandlord, within five (5) days after demand, the Fixed Rent which would have been payable for the prior portion of the abatement period but for the abatement.

4. Additional Rent.

(a) Except as otherwise provided herein, during the term of this Sublease, Subtenant shall pay Sublandlord as Additional Rent all amounts payable by Sublandlord to Landlord as Additional Rent for the Subleased Premises pursuant to the Lease as and when such amounts are due under the Lease.

(b) In lieu of payments on account of “Expenses” and “Real Estate Taxes” (as those terms are defined in the Lease), the parties agree that the Fixed Rent payable by Subtenant pursuant to Paragraph 3(a) above shall be increased annually at a compound rate of two percent (2%) per annum, with the increases to take place on the first anniversary of the Commencement Date and on each subsequent anniversary thereof.

(c) During the term of this Sublease, Subtenant shall pay Sublandlord for electricity supplied to the Subleased Premises at the rate of 105% of Landlord’s Cost (as defined in the Lease) of the Subtenant’s usage as shown on the submeter located in Subleased Premises as and when payments on account of electricity are due under the Lease.

(d) In the case of any of Additional Rent payments which are not due on a regular basis on the first day of the month, Sublandlord shall give Subtenant fifteen (15) days’ prior written notice thereof.

5. Subordination to and Incorporation of Lease, Etc.

(a) Obligations. Subtenant confirms that it has read the Lease and is familiar with all of the terms and provisions set forth therein. Subject to the modifications and exclusions set forth in this Sublease, the terms, provisions , covenants, stipulations, conditions, rights, obligations, remedies, agreements and definitions contained in the Lease are incorporated herein by reference and are made a part hereof and shall, as between Sublandlord and Subtenant (as if they were the “Landlord” and the “Tenant,” respectively, under the Lease and as if the Subleased Premises were the Premises referred to in the Lease), constitute the terms of this Sublease as if herein set forth at length, mutatis mutandis, except to the extent that they do not relate to the Subleased Premises or are inapplicable, inconsistent with, or modified by the terms of this Sublease, and except as otherwise set forth herein. Subtenant agrees to observe, carry out, perform and discharge the terms and provisions of the Lease as they relate to the Subleased Premises to the extent required to be observed, carried out, performed or discharged by Sublandlord thereunder, except where inapplicable or inconsistent with the terms of this Sublease.

(b) Subordination, Etc. Subtenant hereby agrees that (i) this Sublease is and shall remain in all respects subject and subordinate to the Lease and to any matters to which the Lease is or shall be subordinate, (ii) except to the extent otherwise expressly permitted by this Sublease, Subtenant will occupy the Subleased Premises in accordance with the terms of the Lease, will maintain the Subleased Premises in accordance with the provisions of the Lease as though it were the “Tenant” thereunder and will not do or cause to be done, or suffer any act or omit to do, any act which might result in a violation of or a default under any of the terms, conditions, covenants or agreements of the Lease.

(c) Conflicting Terms. Except as otherwise specifically provided herein, in the event that any term and/or condition of this Sublease shall conflict with, or be inconsistent with, any term and/or condition of the Lease, this Sublease will govern, unless such term and/or condition would constitute a default under or breach of the Lease, in which case the Lease will govern. Subtenant shall not take or suffer any action which would constitute a default under, or be a violation of, the Lease.

(d) Excluded Articles. The following provisions of the Lease shall be deemed to be excluded from this Sublease: (i) Original Lease – Section 1.01; Article 2; Article 3; Article 5; Article 12; Sections 13.01 through 13.03 and Section 3.05 (as they provide for Nondisturbance Agreements); Section 13.11; Section 13.12; Article 17; Article 18; Article 22; Section 25.01 (second sentence); Article 27; Article 29; Article 31; Article 40; Article 48; Article 50; Article 51; Article 52; Exhibit A; Exhibit B; Exhibits F-1 and F-2; Exhibit I; Exhibit J and Exhibit K; (ii) First Amendment – Sections 3.2 through 3.6; Articles 4 through 6; Section 7.1 (last sentence); Articles 8 through 12; and Exhibits B through D; (iii) Second Amendment – Articles 3 through 13; and Exhibits A through D; and (iv) Third Amendment –Articles 3 through 13; Exhibits A through Exhibit C.

(e) Termination of Lease. In the event that the term of the Lease is terminated prior to the Expiration Date, this Sublease shall automatically cease and terminate on the date of such termination. In the event of such termination, Sublandlord shall return to Subtenant that portion of Fixed Rent and Additional Rent paid in advance by Subtenant, if any, pro-rated as of the date of such termination. Sublandlord agrees that, without the prior written consent of Subtenant, it will not voluntarily agree with Landlord to terminate the Lease with respect to the Subleased Premises prior to the Expiration Date.

(f) Entry and Inspection. Sublandlord shall have the right to enter and inspect the Subleased Premises pursuant to the applicable provisions of the Lease during business hours (except in an emergency) and upon notice (which may be given orally). Sublandlord agrees that Subtenant and its agents may have access to the Subleased Premises prior to the Commencement Date, provided that it gives Sublandlord notice of each proposed access at least twenty-four (24) hours in advance. Such access shall be only for taking measurements and other planning purposes.

(g) Services. Subtenant shall be entitled to the services, utilities and repairs which Landlord is obligated to furnish or make to Sublandlord with respect to the Subleased Premises pursuant to the terms of the Lease, but Sublandlord shall have no obligation to make any repairs or provide such utilities or services. Sublandlord shall in no event be liable to Subtenant nor shall the obligations of Subtenant thereunder be impaired, or the performance thereof be excused, because of any failure or delay on the part of Landlord in furnishing such services or in making such repairs unless such failure or delay results from a default by Sublandlord under the Lease. If Landlord shall default in any of its obligations to perform services with respect to the Subleased Premises, Sublandlord, at the reasonable cost of Subtenant, will reasonably assist Subtenant’s efforts to obtain such services from Landlord.

(h) Consents and Notices. In all provisions of this Sublease (including provisions of the Lease incorporated hereby) requiring the approval or consent of Sublandlord, Subtenant shall be required to obtain the approval or consent of Sublandlord as well as the approval or consent of Landlord. At the request of Subtenant, Sublandlord shall promptly apply to Landlord for any such approval or consent. In all provisions of this Sublease (including provisions of the Lease incorporated hereby) requiring that notice be given, Subtenant shall be required to give notice to both Sublandlord and Landlord. Notwithstanding anything to the contrary set forth in this Sublease, any covenants, representations or other undertakings of Landlord under the Lease shall not be deemed to be made by, or otherwise constitute obligations of, Sublandlord under this Sublease.

(i) Landlord’s Consent to Sublease.

(A) Sublandlord shall, promptly after execution of this Sublease by both parties, submit a copy of same to Landlord and shall use all reasonable efforts to obtain Landlord’s consent to this Sublease; provided, however, that Sublandlord shall not be required to make any payment or commence any action or proceeding in order to obtain Landlord’s consent to this Sublease and shall not in any event be liable to Subtenant for any failure to obtain same (as long as Sublandlord shall have used all reasonable efforts as aforesaid to obtain Landlord’s consent to this Sublease). Subtenant shall fully cooperate with Sublandlord in order to obtain Landlord’s consent to this Sublease, including, but not limited to, promptly supplying such financial, business or other information or documentation as Landlord may reasonably request of Sublandlord in connection with this Sublease. In the event that Landlord’s consent to this Sublease is not obtained within thirty five (35) days after the date of this Sublease, either party may terminate this Sublease at any time prior to the issuance of such consent by giving written notice of termination to the other party. If this Sublease is terminated pursuant to the immediately preceding sentence of this Paragraph 5(i)(A), Sublandlord shall promptly return to Subtenant the first monthly installment of Fixed Rent which was paid by Subtenant pursuant to Paragraph 3(b) above and the Security Deposit which was submitted by Subtenant pursuant to Paragraph 19(a) below and, except as aforesaid, neither party shall have any further obligation to the other party under this Sublease.

(B) Landlord’s consent to this Sublease shall not be deemed or construed to modify, amend or affect the terms and provisions of the Lease, or Sublandlord’s obligations thereunder, which shall continue to apply to the Premises, including the Subleased Premises, and the occupants thereof, as if the Sublease had not been made.

6. Use of Subleased Premises: Quiet Enjoyment.

(a) Subtenant covenants that it will use and occupy the Subleased Premises solely for the purposes expressly permitted by the Lease.

(b) As long as Subtenant pays, when due, all Fixed Rent and Additional Rent due hereunder and performs and observes all of the terms, covenants and conditions of this Sublease and the Lease, Subtenant shall have, hold and enjoy the Subleased Premises peaceably and quietly during the Term hereof without hindrance or molestation by Sublandlord, or any party claiming through or under Sublandlord, subject to the terms and conditions of this Sublease and the Lease.

7. Improvements. Subtenant shall be entitled to make alterations, improvements and other changes (collectively hereinafter referred to as “Sublease Improvements”) to the Subleased Premises in accordance with the applicable provisions of the Lease and this Sublease, including the installation of supplemental air conditioning units and/or handling equipment (it being understood that Sublandlord makes no representation as to the availability of condenser water for any such supplemental units for purchase from Landlord). All such Sublease Improvements shall be subject to the prior written consent of Sublandlord and Landlord. All Sublease Improvements shall be performed by Subtenant at its sole cost and expense. Subtenant’s rights and obligations with respect to Sublease Improvements shall be governed and limited by the relevant provisions of the Lease and this Sublease. Subtenant shall reimburse Sublandlord, within ten (10) days after written demand, for all reasonable actual out-of-pocket costs incurred by Sublandlord for reviewing Subtenant’s plans for any proposed Sublease Improvement and for assisting Subtenant to obtain Landlord’s consent thereto.

8. Default by Subtenant.

(a) The following shall constitute events of default (each an “Event of Default”):

(i) if (A) Subtenant shall fail to pay any Fixed Rent or Additional Rent on the due date thereof and such default shall continue for a period of seven (7) days after notice by Sublandlord to Subtenant of such default (provided, however, that Sublandlord shall not be required to deliver such notice more than two (2) times in any twelve (12) month period, it being understood that any further failure to pay any Fixed Rent or Additional Rent on the due date thereof within such twelve (12) month period shall constitute an immediate Event of Default), or (B) Subtenant shall fail to comply with any term, provision or covenant of this Sublease or any applicable term, provision or covenant of the Lease, or Subtenant shall violate any rules and regulations now or hereafter established for the operation of the Building and Subtenant shall fail to remedy such failure within fifteen (15) days after written notice from Sublandlord, or if such failure complained of shall be of a nature that the same cannot be completely cured and remedied within said fifteen (15) day period, and Subtenant shall not (1) promptly upon the giving by Sublandlord of such notice, advise Sublandlord of Subtenant’s intention to institute all steps necessary to remedy such situation, (2) promptly institute and thereafter diligently pursue all steps necessary to remedy the same and (3) effect such remedy within a reasonable time (not to exceed sixty (60) days) after the date of the giving of said notice by Sublandlord and in any event prior to such time as would either (y) subject Landlord, Sublandlord, Sublandlord’s agents or any mortgagee or ground lessee to civil or criminal liability or prosecution for a crime, or (z) cause a default under any applicable mortgage or ground lease; or

(ii) if (A) any petition is filed by Subtenant under any provision of Federal or state bankruptcy laws or other statute whether domestic or foreign involving creditors’ rights or the insolvency of debtors or any such petition is filed against Subtenant and Subtenant fails to secure a dismissal or stay thereof within thirty (30) days, or (B) Subtenant shall become insolvent or make an assignment for the benefit of creditors, or (C) a receiver is appointed for all or substantially all of the assets of Subtenant and Subtenant fails to secure a dismissal or stay thereof within sixty (60) days, or (D) all or a material portion of the Subleased Premises shall be abandoned, deserted or vacated.

(b) Upon the occurrence of an Event of Default, Sublandlord shall have the right, at its option, to do and perform any one or more of the following, in addition to, and not in limitation of any other remedy or right permitted it by law, by this Sublease or by the Lease:

(i) terminate this Sublease, in which event Subtenant shall immediately surrender the Subleased Premises to Sublandlord, but if Subtenant shall fail to do so, Sublandlord may, without prejudice to any other right or remedy Sublandlord may have, either by law or under this Sublease or otherwise, obtain possession or rent in arrears or damages for breach of contract, enter upon the Subleased Premises and expel or remove Subtenant and Subtenant’s personal property, with or without force and without being liable to Subtenant, and Subtenant agrees to indemnify and hold Sublandlord harmless for all losses or damage which Sublandlord may suffer by reason of such termination, whether through inability to relet the Subleased Premises or through decrease in rent or by damage to the Subleased Premises, or otherwise, or

(ii) enter the Subleased Premises and remove Subtenant and its personal property therefrom without terminating this Sublease or being liable to Subtenant in any manner whatsoever for such acts, and, at Sublandlord’s option, relet the Subleased Premises as the agent of Subtenant and receive rent therefor, and in such event Subtenant shall be liable on a monthly basis when rent is otherwise due and payable to Sublandlord for any deficiency which may arise by reason of such reletting during the remainder of the Term of this Sublease, but shall not be entitled to any surplus so arising. In the event of a conflict between the provisions of this Paragraph 8 and the provisions of the Lease, the provisions of this Paragraph 8 shall prevail.

9. Subletting and Assignment.

(a) Subtenant shall not assign, mortgage, pledge, encumber or in any manner transfer this Sublease or any part thereof nor sublet or suffer the Subleased Premises or any part thereof to be used by others, except as expressly permitted by this Sublease and the Lease. It is understood that a change in control of Subtenant shall be deemed to constitute an assignment of this Sublease. The provisions of the Lease relating to assignment and subletting shall be deemed to be incorporated into this Sublease.

(b) If this Sublease is assigned in violation of the provisions of this Sublease, Sublandlord may and is hereby empowered to collect rent from the assignee. In such event, Sublandlord may apply the net amount received by it to the Fixed Rent, Additional Rent or any other payments herein reserved or provided for, and no such collection shall be deemed a waiver of the covenant herein against assignment, mortgage, pledge or encumbrance, or an acceptance of the assignee as a tenant or subtenant under this Sublease or a release of Subtenant from the further performance of its covenants herein. If the Subleased Premises or any part thereof is sublet or occupied by others in violation of the provisions of this Sublease, Sublandlord is hereby empowered to collect rent from the subtenant or other occupant, and to apply the same to the curing of any default hereunder in any order of priority Sublandlord may elect, any unexpended balance to be applied by Sublandlord against any rental or other obligations subsequently becoming due. The making of any assignment, mortgage, pledge, encumbrance or subletting in whole or in part, and whether or not in violation of the provisions of this Sublease, shall not operate to relieve Subtenant from its obligations under this Sublease and, notwithstanding any such assignment, mortgage, pledge, encumbrance or subletting, Subtenant shall remain liable for the payment of all Fixed Rent, Additional Rent and other charges and for the due performance of all the covenants, agreements, terms and provisions of this Sublease until the end of the Term. Each and every assignee, whether as assignee or as successor in interest of Subtenant or as assignee or successor in interest of any assignee, shall immediately be and become and remain liable jointly and severally with Subtenant and with each other for the payment of the Fixed Rent, Additional Rent and other charges payable under this Sublease and for the due performance of all the covenants, agreements terms and provisions of this Sublease on the part of Subtenant to be paid and performed until the end of the Term.

(c) Any proposal by Subtenant to assign this Sublease or to further sublet the Subleased Premises or any portion thereof shall be subject to the prior written consent of Landlord and Sublandlord. Sublandlord’s consent to a proposed assignment or subletting of the Subleased Premises shall be deemed to have been granted provided that Landlord has given its consent therefor. Subtenant shall reimburse Sublandlord for all reasonable out-of-pocket expenses incurred in connection with a proposed assignment or subletting.

10. Liability Insurance.

(a) Neither Sublandlord nor its successors, assigns, employees or agents shall be liable for any loss of or damage to property of Subtenant or Subtenant’s subtenants, assigns, employees, agents or visitors, except for loss or damage resulting from Sublandlord’s gross negligence or willful misconduct. With respect to the Subleased Premises, Sublandlord, its successors, assigns, employees and agents shall not be liable for any injury or damage to persons or property except for loss or damage resulting from the gross negligence or willful misconduct of Sublandlord, its successors, assigns, employees and agents.

(b) Subtenant shall maintain with respect to the Subleased Premises comprehensive general public liability insurance, property insurance and other insurance in the manner and with the minimum limits set forth in the Lease, with insurance companies qualified to do business in the State of New York and otherwise meeting the standards set forth in the Lease, insuring Subtenant, Sublandlord, Landlord and any other parties required in accordance with the Lease as named insureds, against, inter alia, claims and liabilities for bodily injury or death to persons, and damage to property. Each party shall look exclusively to any insurance carried by it pursuant to this Sublease and the Lease for loss or damage to property resulting from the negligence of the other party or its agents, servants, employees, contractors, invitees or licensees, and, to the extent permitted by law, Sublandlord and Subtenant each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise, provided that such waivers of liability are permitted and are available under both Sublandlord’s and Subtenant’s policies of insurance or such waivers are approved by their insurance carriers. Each party agrees to pay the added cost, if any, of obtaining such approval from its insurance carrier. Subtenant shall deliver certificates of insurance to Sublandlord with respect to all insurance required under this Sublease and the Lease on or before the signing of this Sublease by Subtenant. Each of Subtenant’s policies of insurance shall provide that such policy may not be materially changed, amended, canceled or allowed to lapse except upon thirty (30) days’ prior notice to Sublandlord, Landlord and any other parties required in accordance with the Lease. Such insurance shall be subject to Sublandlord’s approval as to form, content, coverage and expiration dates, which approval shall be deemed granted if not refused within fifteen (15) days after delivery of the certificates of insurance to Sublandlord.

11. Indemnification. Except as provided in Paragraph 10 hereof, Subtenant shall indemnify and hold harmless Sublandlord from and against all claims, losses, costs, damages, expenses and liabilities (including, but not limited to, the costs of legal proceedings and reasonable attorneys’ fees and disbursements) which Sublandlord may incur, pay or have asserted against it by reason of any injuries to persons occurring in, on or about the Subleased Premises caused by the acts or omissions of Subtenant, its agents, employees, guests or invitees or by reason of any breach, failure or default hereunder on Subtenant’s part, including any breach or default which results in a breach of or possible termination or forfeiture of the Lease. In the event of a conflict between the provisions of this Paragraph 11 and any provision of the Lease, the provisions of this Paragraph 11 shall prevail. The provisions of this Paragraph 11 shall survive the expiration or earlier termination of this Sublease.

12. Subtenant’s Rights. Notwithstanding anything to the contrary herein set forth, Subtenant shall in no case have any rights in respect of the Subleased Premises greater than the rights of Sublandlord under the Lease.

13. Possession, Care and Condition of Subleased Premises.

(a) Possession and Condition. Subtenant acknowledges that it has examined the Subleased Premises and that it is leasing the Subleased Premises in their “as is” condition. Sublandlord shall have no obligation to perform any work or supply any materials to prepare the Subleased Premises for Subtenant’s occupancy. Subject to Paragraph 7 above, Subtenant shall, at its sole cost and expense, make any alterations and improvements that it requires to prepare the Subleased Premises for its occupancy thereof. Sublandlord has made no representation or warranty concerning the condition of the Subleased Premises except as expressly set forth in this Sublease. Notwithstanding the forgoing, Sublandlord shall grant to Subtenant a work allowance in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Allowance”) to be utilized by Subtenant for the hard and soft costs of the work to be done by Subtenant to prepare the Subleased Premises for its occupancy (“Subtenant’s Work”). Subtenant’s Work shall be deemed to be Subtenant Improvements for purposes of this Sublease, and the terms and provisions of Paragraph 7 above shall be applicable thereto. Upon completion of Subtenant’s Work, Subtenant’s shall submit to Sublandlord: (a) copies of bills and receipts indicating that all contractors, sub-contractors and soft cost providers performing or supporting the performance of Subtenant’s Work have been paid in full, (b) the documents identified in Section 8.1 (a)(iii), items (iii), (iv) and (v) of the First Amendment and (c) the document identified in Section 8.1 (d), item (x) of the First Amendment. Within twenty (20) days after submission of the foregoing items and a requisition showing the total amount expended on Subtenant’s Work, and provided that Subtenant is not then in default under this Sublease, Sublandlord shall pay to Subtenant the lesser of the amount indicated in Subtenant’s requisition and the amount of the Allowance.

(b) Included Property. Sublandlord shall leave the furniture, fixtures and equipment which are presently situated in the Subleased Premises, and which are identified in Exhibit “B” which is attached hereto as an integral part hereof (the “Included Property”) in the Subleased Premises. Subtenant shall take possession of the Included Property in its “as is”, “where is” condition. Sublandlord makes no representations or warranties with respect to the Included Property. The Included Property shall remain the property of Sublandlord, and Subtenant shall exercise the care of a prudent custodian in its use and care of the Included Property during the Term. Notwithstanding the foregoing, if this Sublease has not then been terminated in accordance with the terms hereof, then, on July 1, 2027 title to the Included Property shall, without any action on the part of the Sublandlord or Subtenant, be transferred to Subtenant and Subtenant shall thereupon be the owner of the Included Property for all purposes. Thereafter, upon the expiration of the Term, Subtenant at its sole cost and expense, shall remove the Included Property from the Subleased Premises. If Subtenant shall fail to remove any of the Included Property, Sublandlord may arrange for such removal and the costs of such removal plus an incremental amount of fifteen percent (15%) shall be paid to Sublandlord by Subtenant within fifteen (15) days after demand therefor. In addition to the Included Property, Sublandlord shall leave the existing supplemental air conditioning unit (the “A/C Unit”) which services the IDF closet in the Subleased Premises for Subtenant’s use. Sublandlord makes no representation as to the condition of the Unit. It shall be the responsibility of Subtenant to maintain the Unit, to carry a maintenance contract covering the Unit and to replace the Unit, if necessary.

(c) Restoration of Subleased Premises. On the date upon which the term hereof shall expire and come to an end, whether by expiration, by lapse of time or otherwise, Subtenant, at its sole cost and expense, shall quit and surrender the Subleased Premises to Sublandlord in good order and condition and broom clean. Prior to such date, Subtenant, at its sole cost, shall remove all of the Sublease Improvements it (or such portion thereof as shall be required by Landlord) and otherwise restore the Subleased Premises to its condition on the Commencement Date.

(d) Freight Elevator. Sublandlord shall pay for or reimburse Subtenant for up to ten (10) hours of overtime freight elevator usage for Subtenant’s move-in to the Subleased Premises.

(e) Holdover. Notwithstanding anything to the contrary provided elsewhere in this Sublease, if Subtenant holds over in the Subleased Premises after the Expiration Date, Subtenant shall pay to Sublandlord within five (5) days after demand in each case one hundred twenty five percent (125%) of all amounts that Sublandlord is required to pay Landlord on account of such holdover. In addition, Subtenant shall be liable to Sublandlord for all damages (including consequential damages), costs and expenses (including attorneys’ fees and expenses) incurred by Sublandlord as a consequence of the holdover.

(f) Obligation to Repair. Subtenant shall take good care of the Subleased Premises and the fixtures and appurtenances therein. All damage or injury to the Subleased Premises and to its fixtures, appurtenances and equipment or to the Building caused by Subtenant’s moving of Subtenant’s property in or out of the Building or by Subtenant’s installation or removal of furniture, fixtures or other property, or resulting from Subtenant’s negligent acts, omissions or misconduct shall be promptly repaired by Subtenant, at its sole cost and expense, to the reasonable satisfaction of Sublandlord and Landlord. If a request is made by Landlord for Sublandlord to make reasonable repairs the Subleased Premises in accordance with the Lease, Subtenant shall undertake such repair at its cost in accordance with the Lease. All of said repairs required to be made by Subtenant shall be in quality and class equal to the original work or installation and shall be done in a good and workmanlike manner. If Subtenant fails to make such repairs, the same may be made by Sublandlord or Landlord at the expense of Subtenant and all sums so spent and expenses incurred by Sublandlord plus an incremental amount of fifteen percent (15%) of such sums shall be collectible as Additional Rent and shall be paid by Subtenant to Sublandlord within five (5) days after rendition of a bill or statement therefor.

14. Notices. Notices, demands and any other communications hereunder shall be in writing and shall be given or made by personal delivery, by overnight delivery by a recognized national courier service or by certified mail, return receipt requested, addressed to the parties at the addresses hereinabove set forth (and, in the case of Sublandlord, addressed to the attention of its Chief Operating Officer with a copy addressed to the attention of its General Counsel), or such other address which either party may hereafter designate for such purpose by a written notice. Notices, demands and other communications shall be deemed given (a) if delivered by personal delivery or by overnight courier service, on the date of delivery or rejection of delivery, or (b) if sent by certified mail, upon receipt or rejection of such delivery. Sublandlord shall, within five (5) days after receipt thereof, give to Subtenant a copy of each notice or demand received from Landlord relating to the Subleased Premises, and Subtenant shall, within five (5) days after receipt thereof, give to Sublandlord a copy of each notice or demand received from Landlord relating to the Subleased Premises.

15. Miscellaneous. This Sublease contains the entire agreement of the parties with respect to the transactions contemplated hereby, supersedes all prior agreements or understandings between the parties (except as otherwise provided herein) and may not be changed or modified in any way unless such change or modification is in writing and signed by the parties hereto. Neither Sublandlord nor Subtenant has made any representations or warranties with respect to this Sublease except as set forth herein. If any provision of this Sublease shall be held to be invalid or unenforceable in any respect, the validity or enforceability of the remaining portions of this Sublease shall be unaffected thereby. This Sublease shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The headings in this Sublease are for convenience only and shall not be used in construing the intentions of the parties. This Sublease shall be governed by and construed in accordance with the laws of the State of New York. Sublandlord and Subtenant each represents that it has full right and authority to enter into this Sublease and that the officer signing this Sublease on its behalf is authorized to do so. This Sublease may be signed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one instrument. Faxed signatures, emailed copies of signatures and signatures exchanged via PDF or other electronic means shall be binding to the same extent as original signatures. Sublandlord and Subtenant each waives, to the extent permitted by law, the right to a jury trial in any action or legal proceeding between the parties arising out of this Sublease or Subtenant’s occupancy of the Subleased Premises.

16. Attorneys’ Fees. If either party hereto is made or becomes a party to any litigation commenced by or against the other party involving the enforcement of any of the rights and remedies of such party, or arising on account of the default of the other party in the performance of such party’s obligations hereunder, then the prevailing party in such litigation, or the party becoming involved in such litigation because of a claim against such other party, as the case may be, shall be reimbursed by the other party for all costs and reasonable attorneys’ fees incurred by such party in such litigation.

17. Interest; Late Charges. Subtenant shall, on demand, pay interest on any Fixed Rent, Additional Rent and other amounts payable by Subtenant to Sublandlord pursuant hereto if any such amount is received after its due date. Interest for each calendar month or portion thereof shall be at the rate of one and one-half percent (1½%) of the overdue amount (but in no event in excess of the maximum rate permitted by law). In addition, if any Fixed Rent, Additional Rent or other amount payable by Subtenant to Sublandlord pursuant hereto is not paid within ten (10) days after its due date, Subtenant shall pay to Sublandlord a late charge of five cents ($.05) for each Dollar of the overdue amount to defray Sublandlord’s administrative costs for handling the late payment. The right of Sublandlord to collect interest and late charges shall be without derogation of any other right of Sublandlord hereunder, the amounts payable under this Paragraph 17 shall be deemed to be Additional Rent for purposes of this Sublease.

18. Brokerage. Sublandlord and Subtenant each represents and warrants to the other that it has had no dealings or communications with any broker or agent in connection with this Sublease other than Jones Lang LaSalle Brokerage, Inc. and Lee & Associates (the “Brokers”). In the event any broker or agent other than the Brokers claims that it is entitled to a commission due to the acts of Sublandlord or Subtenant, such party covenants and agrees to pay, hold harmless and indemnify the other party from and against any and all costs, expenses or liability incurred by the other party in connection with or relating to any claims for compensation, commissions and fees asserted by such broker or agent with respect to this Sublease or the negotiation hereof (including, without limitation, the cost of legal fees and related expenses incurred in connection with defending against such claims). Sublandlord agrees to pay the commissions owing to the Brokers pursuant to a separate agreement or agreements.

19. Security.

(a) As security for the full and punctual performance by Subtenant of all of the terms and conditions of this Sublease, Subtenant shall submit to Sublandlord on or before the date that it signs this Sublease and shall maintain throughout the term of this Sublease a security deposit in the amount of Two Hundred Ninety Nine Thousand Four Hundred Forty Seven and 50/100 Dollars ($299,447.50) (the “Security Deposit”). The Security Deposit shall take the form of an irrevocable standby letter of credit in form and substance satisfactory to Sublandlord (the “Letter of Credit”) issued by a commercial bank which is a member of the New York Clearing House Association or another commercial bank which is acceptable to Sublandlord and shall have an initial term which is not less than one (1) year from its date of issuance. The Letter of Credit shall provide that Sublandlord may draw thereunder by the submission of only a sight draft and, unless otherwise agreed by Sublandlord, shall permit Sublandlord to make presentment thereunder at an office of the bank located in the City of New York. In each case, the Letter of Credit shall further provide that Sublandlord may draw the full amount thereof if it is not extended for an additional one (1) year period at least forty five (45) days prior to its stated expiration date. The final Letter of Credit issued hereunder shall have an expiration date which is no early than ninety (90) days after the Expiration Date. Each Letter of Credit shall be in form and substance fully satisfactory to Sublandlord.

(b) Whenever Subtenant is in default under this Sublease and such default has continued after any applicable written notice has been delivered to Subtenant and beyond any applicable cure period or whenever Sublandlord has obtained a judgment against Subtenant based on a claim arising out of this Sublease, Sublandlord may draw the amount of such default or judgment, as the case may be, from the Security Deposit, to the extent required for the payment of any Fixed Rent or Additional Rent or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default.

(c) In the case of every use, application or retention of the Security Deposit, Subtenant shall, within three (3) days after demand, replenish the Security Deposit to the amount which Subtenant is required to maintain hereunder and the failure to do so shall constitute an Event of Default hereunder without any notice or cure period.

(d) In lieu of the Letter of Credit, Subtenant shall have the option of submitting the Security Deposit in cash on or before the date that it signs this Sublease; provided, however, that, in such case, Subtenant shall substitute a Letter of Credit which meets the requirements of Paragraph 19(a) above for the cash Security Deposit within sixty (60) days after the date of this Sublease and the failure of Subtenant to do so shall constitute an Event of Default hereunder without any notice or cure period. Sublandlord shall return the cash Security Deposit to Subtenant immediately after its receipt of the Letter of Credit.

20. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably consents and agrees that any legal action or proceeding with respect to this Sublease may be brought in any of the Federal or state courts having subject matter jurisdiction located in the Borough of Manhattan, The City of New York, and, by its execution and delivery of this Sublease, each such party hereby (a) accepts the non-exclusive jurisdiction of the aforesaid courts, (b) irrevocably agrees to be bound by any final judgment (after any appeal) of any such court with respect to this Sublease, and (c) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding with respect to this Sublease brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21. Representations and Warranties. Sublandlord hereby represents and warrants to Subtenant that, as of this date, Sublandlord has not received from Landlord or given to Landlord any notice of a default under the Lease and, to the best of its knowledge, no default under the Lease currently exists. Further, Sublandlord represents and warrants to Subtenant that, as of this date, the Lease is in full force and effect.

IN WITNESS WHEREOF, this Sublease has been executed by the duly authorized representatives of the parties as of the day and year first above written.

SUBLANDLORD:

ABN AMRO HOLDING USA LLC

By:
Name:
Title:

SUBTENANT:

ACTINIUM PHARMACEUTICALS, INC.

By:
Name:
Title:

SUBTENANT ACKNOWLEDGEMENT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF-NEW YORK	)

On the __ day of _____________, 2022, before me, the undersigned, a Notary Public in and for said state, personally appeared ___________________________ who proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he (she) executed the same in his (her) capacity , and that by his (her) signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public